Presstek, Inc. Annual Report on Form 10-K
Exhibit 11 - Calculations of Earnings Per Share

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
                                              Jan 3   Dec 28    Dec 30     Dec 31    Dec 31
Years Ended                                   1997      1996     1995       1994      1993
                                              ----      ----     ----       ----      ----
                                        (dollars and shares in thousands, except per share amounts)
BASIC EARNINGS PER SHARE:

Income available to common shareholders       $14,372   $ 7,121   $ 2,860   $ 1,842   $   960
Weighted average shares outstanding            31,300    29,858    29,124    28,053    26,510
                                              -------   -------   -------   -------   -------

Basic earnings per share                      $  0.46   $  0.24   $  0.10   $  0.07   $  0.04
                                              =======   =======   =======   =======   =======


DILUTED EARNINGS PER SHARE:

Income available to common shareholders       $14,372   $ 7,121   $ 2,860   $ 1,842   $   960
Weighted average shares outstanding            31,300    29,858    29,124    28,053    26,510
Effect of dilutive securities                   1,395     3,305     2,586     1,678     1,935
                                              -------   -------   -------   -------   -------
Weighted average diluted shares outstanding    32,695    33,163    31,710    29,731    28,445
                                              -------   -------   -------   -------   -------

Diluted earnings per share                    $  0.44   $  0.21   $  0.09   $  0.06   $  0.03
                                              =======   =======   =======   =======   =======
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